Exhibit 10.46

AGREEMENT

This Agreement sets forth the terms upon which the business of Rainbow DBS (“Rainbow DBS”) will be funded and conducted during the period March 1, 2005 through March 31, 2005.

The funding authorization for Rainbow DBS expired on February 28, 2005.  The Board of Directors (the “Board”) of Cablevision Systems Corporation (“Cablevision”) has authorized and directed the shutdown of Rainbow DBS.

The parties hereto agree as follows:

Agreement on Baseline Plan:

Cablevision and Charles F. Dolan (“Dolan”) intend to work together in an open and cooperative manner to finalize the separation of Rainbow DBS from Cablevision. Cablevision has begun the shutdown of the business of Rainbow DBS. No new shutdown actions will be undertaken. The business will continue to be operated in accordance with the budget of Required Costs for March agreed to by Cablevision and Dolan (the “Baseline Plan”), subject to modification as provided below. Cablevision and Dolan agree not to take any actions, directly or indirectly, that are inconsistent with the Baseline Plan, except that Dolan may cause actions inconsistent with the Baseline Plan to be taken as provided below under “Expenditures” and “Commitments and Changes”.

Expenditures:

The Rainbow DBS business shall continue to make the expenditures that would have been incurred under the Baseline Plan. Expenditures above such amounts (“Additional Expenditures”) shall be made only if authorized by the Chief Financial Officer of Cablevision or his designee (the “CFO”), which authorization shall be provided if the CFO is satisfied that cash or Funding Shares are on deposit with

Cablevision (excluding Segregated Shares) with a Market Value adequate to pay such Additional Expenditures. The CFO shall act reasonably and promptly.

Funding:

Dolan shall fund the Additional Expenditures. On a daily basis, Cablevision shall effect Dolan’s funding of the Additional Expenditures by withdrawing cash deposited with Cablevision by Dolan in an amount equal to such Additional Expenditures or withdrawing and canceling shares of Class A Common Stock and Class B Common Stock deposited with Cablevision by Dolan (the “Funding Shares”) with a Market Value equal to the amount of such Additional Expenditures. The funding amount on any day shall first come from any unsegregated cash on deposit, then from any unsegregated shares of Class A Common Stock, and then from any shares of unsegregated Class B Common Stock.

Commitments and Changes:

Rainbow DBS shall make no commitments or other agreements and shall not alter the Baseline Plan or reverse actions previously taken in accordance with the Baseline Plan, in each case without the prior written approval of the CFO. The CFO shall provide the required written approval if the CFO is satisfied that sufficient cash or Funding Shares are on deposit to fully pay the costs of such action. The CFO shall act reasonably and promptly. If such an action is approved, the CFO shall segregate that cash or those Funding Shares, which shall then be unavailable for any other purpose (“Segregated Cash” and “Segregated Shares”). The CFO shall use the Segregated Cash and Segregated Shares to pay the costs associated with the actions that gave rise to the segregation.

Funding Shares:	Dolan shall deliver to Cablevision by the close of business on March 9, 2005 cash and/or shares of Class A Common Stock or Class B Common Stock free and clear of any liens, claims and encumbrances and together with a stock power duly endorsed to Cablevision and having a Market Value of $10 million. Dolan may substitute cash for unsegregated Funding Shares at any time by depositing cash in an amount equal to the Market Value of the Funding Shares to be withdrawn.

“Market Value” means the arithmetic average of the closing price of the Class A Common Stock on The New York Stock Exchange over the 10 New York Stock Exchange trading days preceding the date of any determination (or in the case of a substitution of cash for Funding Shares, the closing price on the day prior to the date of substitution).

Corporate Controls:

As with every subsidiary of Cablevision, Rainbow DBS is and shall remain subject to the management and internal controls of Cablevision. Cablevision shall continue to have the right to contact and deal with any employee, consultant, vendor, supplier or customer of Rainbow DBS. Neither Dolan nor Tom Dolan shall, directly or indirectly, give any instruction or take any action inconsistent herewith. The actions of Cablevision under the Baseline Plan shall be coordinated with Tom Dolan through advance notification of those actions.

Termination:

This Agreement shall terminate at 5:00 P.M. New York City time on March 31, 2005. Dolan shall have the right to terminate this Agreement at any earlier time. Upon any termination (i) any cash or Funding Shares not previously cancelled, other than Segregated Cash or Segregated Shares, shall be returned to Dolan, and (ii) the shutdown of Rainbow DBS shall be implemented immediately. Cablevision may terminate this Agreement immediately upon the occurrence of any breach of the terms hereof by Dolan or Tom Dolan. Upon any termination, the Segregated Cash and Segregated Shares shall be held as security against claims arising out of the commitments or actions that gave rise to their segregation.

CABLEVISION SYSTEMS CORPORATION

By:
Name: Hank J. Ratner
Title: Vice Chairman

Charles F. Dolan

Thomas C. Dolan